Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-146177

RJO Global Trust
sponsored by
RJO Fund Management, LLC
Account Statement

	For Month Ended
	August 31, 2010
	UNAUDITED

Statement of Income	Month	Year to Date
	(A Units)	(A Units)
Trading Income (Loss)
Realized Trading Income (Loss)	$854,692	$(90,166)
Change in Unrealized Income (Loss)	1,309,477	727,756
Foreign Currency Transaction Income (Loss)	103,314	587,513

Net Trading Income (Loss)	2,267,483	1,225,103

Other Income
Interest Income	6,901	36,852

Total Income (Loss)	6,901	36,852

Expenses
Advisory Incentive Fees	12,751	12,751
Management Fees	77,200	606,702
Organization and Offering Expenses	9,753	39,140
Administrative Expenses	87,777	724,484
Brokerage Expenses	190,118	1,521,660

Total Expenses	377,599	2,904,737

Net Income (Loss)	$1,896,785	$(1,642,782)

Statement of Changes in Net Asset Value

Beginning Balance	48,399,475	57,912,179
Additions	3,860,139	4,874,543
Net Income (Loss)	1,896,785	(1,642,782)
Transfers from Class A to Class B	-	(65,443)
Redemptions	(631,876)	(7,553,974)

Balance at August 31, 2010	$53,524,523	$53,524,523
Total Units Held at End of the Period		537,173
Net Asset Value Per Unit		$99.64
Rate of Return	3.63%	-3.11%

To the best of my knowledge and belief, the information
contained herein is accurate and complete
/s/Annette A. Cazenave
Executive Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER November 30, 2010

R.J. O’Brien Fund Management, LLC
222 S. Riverside Plaza Suite 900 Chicago, IL 60606  Toll Free: (888) 292-9399

RJO Global Trust
sponsored by
RJO Fund Management, LLC
Account Statement

	For Month Ended
	August 31, 2010
	UNAUDITED
Statement of Income	Month	Year to Date
	(B Units)	(B Units)
Trading Income (Loss)
Realized Trading Income (Loss)	$21,641	$2,635
Change in Unrealized Income (Loss)	33,156	18,236
Foreign Currency Transaction Income (Loss)	2,616	13,209

Net Trading Income (Loss)	57,413	34,080

Other Income
Interest Income	175	841

Total Income (Loss)	175	841

Expenses
Advisory Incentive Fees	323	323
Management Fees	1,955	12,960
Organization and Offering Expenses	247	1,090
Administrative Expenses	2,223	15,286
Brokerage Expenses	2,517	17,234

Total Expenses	7,265	46,893

Net Income (Loss)	$50,323	$(11,972)

Statement of Changes in Net Asset Value

Beginning Balance	1,204,541	981,767
Additions	118,668	428,668
Net Income (Loss)	50,323	(11,972)
Transfers from Class A to Class B	-	65,443
Redemptions	(59,262)	(149,636)

Balance at August 31, 2010	$1,314,270	$1,314,270
Total Units Held at End of the Period		12,758
Net Asset Value Per Unit		$103.02
Rate of Return	3.80%	-1.80%

To the best of my knowledge and belief, the information
contained herein is accurate and complete
/s/Annette A. Cazenave
Executive Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER November 30, 2010

R.J. O’Brien Fund Management, LLC
222 S. Riverside Plaza Suite 900 Chicago, IL 60606  Toll Free: (888) 292-9399